Exhibit 99.1

RECAST (UNAUDITED) QUARTERLY AND FULL YEAR SEGMENT INFORMATION

FOR 2017 AND 2016

Effective January 1, 2018, the Company changed its segment reporting by combining its Thermal/Acoustical Metals and Thermal/Acoustical Fibers segments into a single operating segment named Thermal Acoustical Solutions. The Company’s other reportable segments, Technical Nonwovens and Performance Materials, remain unchanged.

The following unaudited historical quarterly and full-year financial data for 2017 and 2016 has been recast (unaudited) to reflect this new Thermal Acoustical Solutions segment reporting structure.

Recast of Segment Financial Data – Thermal Acoustical Solutions

In thousands of dollars	Q1-2017	Q2-2017	Q3-2017	Q4-2017	FY-2017	Q1-2016	Q2-2016	Q3-2016	Q4-2016	FY-2016

Thermal/Acoustical Metals (Reported)
Parts sales	$41,694	$40,827	$41,522	$44,952	$168,995	$36,783	$41,053	$39,807	$38,544	$156,187
Tooling sales	2,586	2,558	8,297	6,110	19,551	5,214	4,192	4,830	4,551	18,787
Total sales	44,280	43,385	49,819	51,062	188,546	41,997	45,245	44,637	43,095	174,974

Operating income	$2,443	$3,174	$1,836	$2,619	$10,072	$3,557	$4,082	$5,451	$(1,528)	$11,562
Operating margin	5.5%	7.3%	3.7%	5.1%	5.3%	8.5%	9.0%	12.2%	-3.5%	6.6%

Thermal/Acoustical Fibers (Reported)
Parts sales	$40,987	$40,704	$34,739	$36,994	$153,424	$35,677	$36,934	$35,073	$36,661	$144,345
Tooling sales	385	2,795	884	273	4,337	184	3,234	1,356	293	5,067
Total sales	41,372	43,499	35,623	37,267	157,761	35,861	40,168	36,429	36,954	149,412

Operating income	$12,289	$12,157	$8,716	$9,708	$42,870	$10,324	$10,630	$10,026	$10,472	$41,452
Operating margin	29.7%	27.9%	24.5%	26.0%	27.2%	28.8%	26.5%	27.5%	28.3%	27.7%

Thermal Acoustical Solutions (Recast) (unaudited)
Parts sales	$81,814	$80,648	$75,195	$80,559	$318,216	$71,840	$77,278	$74,339	$74,559	$298,016
Tooling sales	2,971	5,354	9,180	6,383	23,888	5,398	7,426	5,628	4,724	23,176
Total sales	84,785	86,002	84,375	86,942	342,104	77,238	84,704	79,967	79,283	321,192

Operating income	$14,734	$15,326	$10,553	$12,264	$52,877	$13,790	$14,609	$15,463	$8,994	$52,856
Operating margin	17.4%	17.8%	12.5%	14.1%	15.5%	17.9%	17.2%	19.3%	11.3%	16.5%

Non-GAAP Measures

The following table reconciles the non-GAAP measures to the most directly comparable GAAP measures:

In thousands of dollars	Q1-2017	Q2-2017	Q3-2017	Q4-2017	FY-2017	Q1-2016	Q2-2016	Q3-2016	Q4-2016	FY-2016

Thermal Acoustical Solutions (Recast) (unaudited)
Operating income, as recasted	$14,734	$15,326	$10,553	$12,264	$52,877	$13,790	$14,609	$15,463	$8,994	$52,856
German Cartel settlement	-	-	-	-	-	-	-	-	3,479	3,479
Automotive segments consolidation expenses	-	-	1,089	277	1,366	-	-	-	-	-
Severance expenses	714	-	-	-	714	-	-	-	-	-
Operating income, adjusted	$15,448	$15,326	$11,642	$12,541	$54,957	$13,790	$14,609	$15,463	$12,473	$56,335

Operating margin, as recasted	17.4%	17.8%	12.5%	14.1%	15.5%	17.9%	17.2%	19.3%	11.3%	16.5%
Operating margin, adjusted	18.2%	17.8%	13.8%	14.4%	16.1%	17.9%	17.2%	19.3%	15.7%	17.5%